Exhibit 95

MINE SAFETY DISCLOSURE

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977.

During the first quarter of 2013, for each coal mine we operated:  the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which we received a citation from the Mine Safety and Health Administration (“MSHA”) was seven (7) as shown in the following Table OXF-MSHA-1; the total number of orders issued under Section 104(b) of the Mine Act was zero (0); the total number of citations and orders for unwarrantable failure to comply with mandatory health or safety standards under Section 104(d) of the Mine Act was zero (0); the total number of flagrant violations under Section 110(b)(2) of the Mine Act was zero (0); the total number of imminent danger orders issued under Section 107(a) of the Mine Act was zero (0); the total dollar value of the proposed assessments from MSHA under the Mine Act was $6,590; and the total number of mining-related fatalities was zero (0).  In addition, no coal mine of which we were the operator received written notice from MSHA of a pattern of violations, or the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act.  The legal actions pending before the Federal Mine Safety and Health Review Commission (the “Commission”) are shown in the following Table OXF-MSHA-2.

Table: OXF-MSHA-1 Quarter Ended March 31, 2013
Mining Complex	(A) Section 104	(B) Section 104(b)	(C) Section 104(d)	(D) Section 110(b)(2)	(E) Section 107(a)	(F) Proposed Assessments	(G) Fatalities	(H) Pending Legal Action
Cadiz	-	-	-	-	-	$400	-	-
Tuscarawas County	1	-	-	-	-	-	-	1
Belmont County	1	-	-	-	-	$3,514	-	2
Plainfield	1	-	-	-	-	$262	-	-
New Lexington	2	-	-	-	-	-	-	1
Harrison	-	-	-	-	-	$200	-	-
Noble County	-	-	-	-	-	-	-	-
Muhlenberg County	2	-	-	-	-	$2,214	-	1
Totals	7	-	-	-	-	$6,590	-	5

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially (“S&S”) contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act (30 U.S.C. 814) for which the operator received a citation from MSHA.

(B)	The total number of orders issued under section 104(b) of the Mine Act (30 U.S.C. 814(b)).

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act (30 U.S.C. 814(d)).

(D)	The total number of flagrant violations under section 110(b)(2) of the Mine Act (30 U.S.C. 820(b)(2)).

(E)	The total number of imminent danger orders issued under section 107(a) of the Mine Act (30 U.S.C. 817(a)).

(F)	The total dollar value of proposed assessments from MSHA under the Mine Act (30 U.S.C. 801 et seq.). Includes proposed assessments for non-S&S citations.

(G)	The total number of mining-related fatalities.

(H)	The number of legal actions pending before the Commission involving such coal or other mine. See Table OXF-MSHA-2 below for information regarding pending legal actions.

Table:  OXF-MSHA-2
Legal Actions Pending as of March 31, 2013
Docket Number MSHA Mine Name Oxford Mine Complex/Name MSHA ID Number	Citation No.	Date Issued	Proposed Civil Penalty Assessment		Status
LAKE 2012-482-R; LAKE 2012 483-R; LAKE 2012-484-R Rice #1 Strip Belmont 33-00965	7115094 7115095 7115096	2/28/2012 2/28/2012 2/28/2012		n/a
Two citations and one order were issued on February 28, 2012, in connection with a truck operator working under the bed of a truck while the bed was in the raised position.  Oxford contested Order No. 7115094 and Citations No. 7115095 and 7115096 as Contestant in these matters.   A Petition for Assessment was filed by the Secretary on July 9, 2012 in LAKE 2012-647, which includes Citations 7115095 and 7115096; the Answer was timely filed on July 20, 2012.  On October 16, 2012, LAKE 2012-647 was reassigned to ALJ David P. Simonton and a Prehearing Order was issued.  The parties engaged in successful settlement negotiations and the Secretary filed a Motion to Approve Settlement and Dismiss Proceedings on November 2, 2012.  Citation 7115094 (LAKE 2012-482-R) remains pending.

LAKE 2013-143 Tuscarawas Strip Tuscarawas 33-04179	7106187 7106188	2/18/2012 4/18/2012	$ $	334 334
Two citations were issued in connection with the Strasburg Slurry Cell Impoundment:  one citation for inconsistencies in construction and the District Manager’s approved design plan; and one citation for failing to submit an adequate 12-month report to the District Manager.  A Petition for Assessment was filed by the Secretary on January 7, 2013 and the Answer was filed January 28.  The parties engaged in settlement discussions and agreed to settle the case for a combined total of $536.

LAKE 2013-144 Oxford Mining #3 New Lexington 33-04336	7106234 8032486	8/23/2012 8/23/2012	$ $	52,500 52,500
Two citations were issued in connection with a mobile equipment operator who failed to wear a seat belt and failed to control the Komatsu bulldozer he was operating on December 3, 2011.  On January 11, 2013, the Secretary filed a Motion for Extension of Time to File Instanter Petition for Assessment of Penalties and a proposed order relating to the Motion.  On March 29, 2013, the Secretary mailed the petition and approved Motion to respondent.

LAKE 2013-259 Rice #1 Strip Belmont 33-00965	7106198 7106199	6/25/2012 6/25/2012	$ $	1,842 1,842
Two citations were issued:  one in connection with the failure to follow ground control plan; and one relating to 3 miners (1 loader operator and 2 haul truck drivers) working and traveling approximately 25 feet from the toe of the open highwall face.  On March 1, 2013, a Petition for Assessment was filed by the Secretary; the Answer to Petition was filed March 19.

Table:  OXF-MSHA-2
Legal Actions Pending as of March 31, 2013
Docket Number MSHA Mine Name Oxford Mine Complex/Name MSHA ID Number	Citation No.	Date Issued	Proposed Civil Penalty Assessment	Status
KENT 2013-440 Halls Creek Mine Muhlenberg County 15-18134	8507487 8507488	11/13/2012	$ $	460 460
Two citations were issued in connection with a Gorman skid water pump:  one for an accumulation of combustible liquids, and one for a partially removed engine guard that allowed moving parts to be exposed.  On February 25, 2013, the Secretary requested a 90-day extension in which to file the Petition for Assessment of Civil Penalty.  The parties engaged in settlement discussions and, on March 21, 2013, submitted to Judge Lesnick a motion to approve settlement for a combined total of $560.

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